ACCOUNTANTS' CONSENT


     We have issued our report dated February 25, 1999, accompanying the consolidated financial statements of Camco Financial Corporation which are incorporated within the Annual Report on Form 10-K for the year ended December 31, 1998. We hereby consent to the incorporation by reference of said report in Camco's Form S-8 (33-88072).

     /s/Grant Thornton LLP

     Cincinnati, Ohio
     March 29, 1999